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                                                            Exhibit g(2)

                      AMENDMENT DATED SEPTEMBER 16, 1999
                                 TO SCHEDULE A

               TO THE GLOBAL CUSTODY AGREEMENT (THE "AGREEMENT")
                             DATED AUGUST 13, 1998

                                    BETWEEN

                                ABN AMRO FUNDS
                                      AND
                           THE CHASE MANHATTAN BANK

Pursuant to Article 1(b) of the Agreement, the Agreement is hereby amended to include Institutional Treasury Money Market Fund(US), Institutional Government Money Market Fund (US) and Institutional Prime Money Market Fund (US) as new portfolios of the Trust.

          ABN AMRO FUNDS
          By:  /s/ Steven A. Smith
          Title: Senior Vice President


          THE CHASE MANHATTAN BANK
          By: /s/
          Title: Vice President